Exhibit 10.01

March 20, 2009

Kathryn Olson
3 Circle Avenue
Mill Valley, CA 94941

Re:	Transition Agreement

Dear Kathryn:

This letter confirms our agreement about your transition from Shutterfly, Inc. (the “Company”).

Transition Period:  Your last day of employment with the Company will be June 5, 2009 (the “Separation Date”).  You are expected to continue working for the Company on a full-time basis through April 3, 2009.  From April 4, 2009 until the Separation Date (the “Transition Period”), you will not be required to report to work, but will perform assigned projects and provide transitional assistance upon request.  I will provide you with additional information about these special projects, which are expected to include:

·	Regular transition meetings with Jeff Housenbold

·	Positioning – including Brand Qualitative Objectives, Discussion Guide, Implications Products & Services and Positioning Statements, Communication Briefs

·	Segmentation – Target Segment and Implications

·	Photography Strategy

·	Q1 2009 Personnel Reviews

During the Transition Period, you will continue to receive your current base salary and maintain your current coverage under the Company’s group benefit plans, subject to the terms and conditions of that plan.  Additionally, the Restricted Stock Units granted to you under the Notice of Restricted Stock Award dated June 2, 2008, and the incentive stock options and non-qualified stock options granted to you under the Notice of Stock Option Grant dated May 31, 2007, will continue to vest during the Transition Period, in accordance with the applicable Award Agreements and the 2006 Equity Incentive Plan under which they were granted.  You will remain eligible to participate in the Company’s quarterly bonus plan for Q1, but will not be eligible to participate in this Plan in Q2 or thereafter, as participation is conditioned on active, full-time employment through the regular payment date.

Separation Date:  On the Separation Date, you will be paid all outstanding salary amounts and any accrued, but unused, paid time off.  If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement statement by the Separation Date, along with receipts or other supporting documentation.  The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

Severance Eligibility:  Following the Separation Date, you will be eligible for severance benefits in accordance with Section 1 of your Amendment to Offer Letter dated December 31, 2008, a copy of which is attached as Exhibit A (the “Amendment”).  The Amendment provides that your receipt of these severance benefits is conditioned on your execution of a general release of claims.  A copy of this General Release of Claims is attached as Exhibit B for your reference.  However, please note that Exhibit B may be signed no earlier than your Separation Date.

At-Will Status/Early Termination:  This Transition Agreement does not modify the at-will nature of your employment with the Company.  However, in the event the Company finds it necessary to terminate your employment without Cause (as defined in the Amendment) prior to the Separation Date, the Company will (1) continue to pay your base salary from the date of such termination through the Separation Date (the “Early Termination Period”) and (2) if you timely elect to continue your Company group health plan coverage under COBRA, the Company will reimburse you upon submission of written proof of premium payment for your COBRA premiums for the Early Termination Period.

Initial Release of Claims.  In exchange for these transition benefits, you completely release the Company, its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Released Parties”) from any and all claims you may now have or have ever had against any of them, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”), or any other claims for violation of any federal, state, or municipal laws, and any and all claims for attorneys’ fees and costs (the “Released Claims”).1  The parties intend for this release to be enforced to the fullest extent permitted by law.  You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.  The parties also agree that you are not waiving or releasing any rights under the Amendment, the Notice of Restricted Stock Award and Award Agreement (Restricted Stock Units) dated June 2, 2008, or the Notice of Stock Option Grant and Stock Option Award Agreement dated May 31, 2007.

Entire Agreement.  This Transition Agreement and the Amendment contain all of our agreements and understandings and fully supersede any prior agreements or understandings that we may have had regarding your employment with the Company or its termination, with the exception of the Employee Invention Assignment and Confidentiality Agreement that you signed as a condition of your employment.  This Agreement is governed by California law and may be amended only in a written document signed by you and the Company’s President.  If any term in this Agreement is unenforceable, the remainder of the Agreement will remain enforceable.

Consideration and Revocation Periods.  Please note that you have 21 days to consider this Agreement (but may sign it earlier if you wish) and that you can consult an attorney in doing so.  In addition, you can revoke this Agreement within 7 days of signing it by sending me a certified letter to that effect.  This Agreement shall not become effective or enforceable until the 7-day revocation period has expired.

If you have any questions, please feel free to call me.  We appreciate your continued assistance during this transition.

Very truly yours, /s/Jeff Housenbold Jeff Housenbold

ACCEPTED AND AGREED:

Dated: March 25, 2009	/s/Kathryn Olson
Kathryn Olson

1 You agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction.  Section 1542 states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

EXHIBIT A

Amendment to Offer Letter

This Amendment to Offer Letter (this “Amendment”) is entered into as of December 31, 2008, by and between Shutterfly, Inc. (the “Company”) and Kathryn Olson (“you”) (collectively, the “parties”).  This Amendment modifies certain provisions of your offer letter from the Company dated May 17, 2007 (the “Offer Letter”).

1. Severance.  The parties agree that the following provisions shall replace and supersede any provisions of the Offer Letter related to severance benefits:

Severance
If your employment is terminated by the Company without Cause (as defined below), other than within twelve (12) months following a Corporate Transaction (as defined in the Plan):

(1) a severance payment in the amount equal to six (6) months of your final base pay rate, and less applicable withholding taxes and regular deductions, payable in a lump sum (“Severance”);

(2) the post-termination exercise period for your Company stock options will be extended from three (3) months to twelve (12) months following your termination date; and

(3) if you are covered under the Company’s group health plan as of the termination date and timely elect to continue your group coverage under COBRA, the Company will reimburse you upon submission of written proof of premium payment for up to six (6) months of the applicable COBRA premiums as COBRA is provided in accordance with the terms of the applicable plans and the law, beginning on the first of the month following the Company’s receipt of your COBRA election notice and ending on the earlier of (i) the date you become covered under another group or individual health plan, or (ii) the last day of the six-month period described above.  You will be solely responsible for making your premium payments pursuant to COBRA in order to maintain such coverage, and the Company shall not be responsible for making any direct payments to any health care or insurance provider on your behalf.

Your receipt of the foregoing severance benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and the return of all Company property.  The Severance will be paid in the form of a lump sum, in accordance with the Company’s standard payroll procedures, commencing within sixty (60) days following your “separation from service,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (subject to a six-month delay if you are a “specified employee” as defined under the Treasury Regulations under Section 409A of the Code and such delay is required to avoid the penalty taxes that otherwise may be imposed by Section 409A of the Code).  The parties intend that the foregoing Severance be provided in a manner consistent with Section 1.409A-1(b)(9) of the Treasury regulations such that the Severance will be exempt from Code Section 409A, and the Offer Letter (as amended) and shall be administered and operated in conformity with this intention.

“Cause” means your (i) gross negligence or willful misconduct in the performance of your duties after a notice is delivered to you that specifically identifies the manner in which the Company believes you have engaged in gross negligence or willful misconduct and you have been provided with thirty (30) days to cure any alleged gross negligence or willful misconduct in the performance of your duties; (ii) commission of any act of fraud or material dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime of moral turpitude or dishonesty; (iv) material breach of any proprietary information and inventions agreement with the Company, including the Employee Invention Assignment and Confidentiality Agreement, or any other unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) repeated failure to perform the duties reasonably assigned to you after your receipt of written notification of such failure and a reasonable opportunity to cure such failure, which shall not be less than thirty (30) days following such notice.

2. Change in Control Benefits.  The parties agree that the following provisions shall replace and supersede any provisions of the Offer Letter related to benefits available in the event of a Corporate Transaction or other change in ownership or control of the Company:

Change in Control Benefits
In the event of your Termination (as defined below), within twelve (12) months following a Corporate Transaction (as defined in the Plan), you will receive (A) items (1) and (2) of the Severance (on the terms and conditions provided above) and (B) if the Company’s equity awards are assumed in the Corporate Transaction, accelerated vesting of the number of your then-unvested Company stock option shares and restricted stock units that would have vested during the twelve (12) months following the date of such termination (collectively, the “Change in Control Benefits”).  The Change in Control Benefits would be provided in lieu of any other severance-related benefits for which you may be eligible.  Your receipt of the Change in Control Benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and the return of all Company property.

“Termination” means (a) a termination of your employment by the Company or its successor without Cause or (b) your resignation within three (3) months following an event constituting Good Reason, provided that you have given written notice to the Company of such event within forty-five (45) days of its occurrence and the Company has failed to cure such event within thirty (30) days following receipt of such notice.  For purposes of this paragraph, “Good Reason” means (i) a material reduction or change in your duties and responsibilities as in effect immediately prior to the Corporate Transaction; (ii) the relocation of the Company’s corporate office at which you work by more than fifty (50) miles from its location immediately prior to such Corporate Transaction, which materially increases your commuting distance or (iii) a material reduction in your annual compensation, including base salary and bonus.

3. Miscellaneous.  This Amendment, together with the Offer Letter (as amended) and other agreements referenced therein, contain the entire agreement between you and the Company concerning your employment with the Company, and supersede any previous agreements or understandings, whether written or oral.  The parties acknowledge and agree that this Amendment does not affect the at-will nature of your employment relationship with the Company.  This Amendment may be amended solely in a written document executed on behalf of both parties.

IN WITNESS WHEREOF, the parties hereby execute this Amendment to Offer Letter as of the date first above written.

SHUTTERFLY, INC. By: /s/Jeff Housenbold Jeff Housenbold President & CEO	/s/Kathryn Olson Kathryn Olson

EXHIBIT B

GENERAL RELEASE OF CLAIMS

This General Release of Claims is executed by Kathryn Olson (“you”), in accordance with your Amendment to Offer Letter with Shutterfly, Inc., dated December 31, 2008 (the “Amendment”).

     In return for the severance benefits set forth in Section 1 of the Amendment, you hereby release Shutterfly, Inc., its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees (the “Released Parties”) from all claims of any kind, known and unknown,2 which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”).  By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, or any other comparable state or local law, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys’ fees.  The parties intend for this release to be enforced to the fullest extent permitted by law.  You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers' compensation or unemployment insurance benefits.  Additionally, you are not waiving or releasing your rights to severance benefits in accordance with the Amendment or your right to exercise any vested Restricted Stock Units granted to you under the Notice of Restricted Stock Award and Award Agreement (Restricted Stock Units) dated June 2, 2008, or any vested stock options granted to you under the Notice of Stock Option Grant and Stock Option Award Agreement dated May 31, 2007.

    You agree not to file or initiate any lawsuit concerning the Released Claims.  You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

    You acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) is subject to special waiver protection.  Therefore, you acknowledge the following:  (a) you have had 21 days to consider this General Release of Claims (but may sign it at any time beforehand if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this General Release of Claims within seven (7) days of signing it by sending a certified letter to that effect to Peter Navin at 2800 Bridge Parkway, Redwood City CA 94065; and that (d) this General Release of Claims shall not become effective or enforceable and no severance benefits shall be provided until the 7-day revocation period has expired.

    The parties agree that this General Release of Claims and the Amendment contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement.  This General Release of Claims shall be governed by the laws of the State of California.  If any provision of this General Release of Claims or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this General Release of Claims and such provision as applied to other person, places, and circumstances will remain in full force and effect.

Please note that this General Release of Claims may be signed no earlier than the Separation Date, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in the Amendment.

/s/Kathryn Olson                                                                                 Date:  March 25, 2009
Kathryn Olson

2 You further agree that because this Release Certificate specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this release.  Section 1542 of the California Civil Code states as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”